CARMAX REPORTS RECORD FOURTH QUARTER AND
FISCAL YEAR 2007 RESULTS

Releases Fiscal 2008 Expectations

Richmond, Va., March 29, 2007 - CarMax, Inc. (NYSE:KMX) today reported record results for the fourth quarter and fiscal year ended February 28, 2007. All share and per share amounts have been adjusted for the effect of the 2-for-1 stock split on March 26, 2007.

▪	Total fourth quarter sales increased 16% to $1.88 billion from $1.62 billion in the fourth quarter of fiscal 2006. For the fiscal year, total sales increased 19% to $7.47 billion from $6.26 billion.
▪	Comparable store used unit sales increased 12% for the fourth quarter. For the fiscal year, comparable store used unit sales increased 9%.
▪	Total used unit sales grew 18% in the fourth quarter and 16% for the fiscal year.
▪
For the fourth quarter, net earnings increased 15% to $42.1 million, or 19 cents per share, compared with $36.7 million, or 17 cents per share, in the fourth quarter of fiscal 2006. For the fiscal year, net earnings increased 48% to $198.6 million, or 92 cents per share, compared with $134.2 million, or 63 cents per share, in fiscal 2006.

▪
Results for the fourth quarter of fiscal 2007 included an asset impairment charge of 1 cent per share related to one of our new car franchises. Results for the fourth quarter of fiscal 2006 included a benefit of 1 cent per share for favorable CarMax Auto Finance items.

Fourth Quarter Business Performance Review

“We’ve had a great year at CarMax and are pleased to wrap up fiscal 2007 with another quarter of solid performance,” said Tom Folliard, president and chief executive officer.

Sales. “We posted our second consecutive quarter of double-digit used unit comp growth, up 12% in the fourth quarter,” said Folliard. “Similar to the first nine months of the year, we benefited from strong store and Internet traffic and continued excellent execution by our store teams.” Compared with earlier quarters of this year, our average used vehicle selling price moderated slightly in the fourth quarter. In the fourth quarter of last year, our average selling price reflected the rebound in SUV and truck sales, which had been adversely affected by the spike in gasoline prices earlier that year.

Wholesale vehicle sales were relatively flat in the fourth quarter, as the increase in unit sales was offset by a decline in our average wholesale selling price. We believe the decline in wholesale price reflects the difficult comparison with last year’s fourth quarter. Our wholesale selling prices were unusually strong in the second half of last year, due in part to the large number of vehicles destroyed by Hurricanes Katrina, Rita, and Wilma, which caused a supply/demand imbalance, particularly for older, higher mileage cars that make up the majority of our wholesale sales.

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CarMax, Inc.

Gross Profit. Our total gross profit per unit of $2,651 was slightly below the prior year’s quarter, primarily because of a $60 per unit decline in wholesale vehicle profits. As expected, our wholesale profit per unit was lower than in last year’s fourth quarter, which had benefited from the unusually strong demand and pricing for older cars in the wake of Hurricane Katrina. However, our wholesale profit per unit did strengthen compared with the third quarter of fiscal 2007, as we typically generate our highest wholesale margins in the fourth quarter when the seasonal demand for older, higher mileage cars normally peaks.

CarMax Auto Finance. “We again reported strong financial results at CarMax Auto Finance,” said Folliard. CAF income rose 25%, to $31.7 million, despite the 1 cent per share of favorable valuation adjustments recorded last year. CAF income benefited from our strong sales performance and an improvement in the gain on loans originated and sold.

The gain on loans originated and sold as a percent of loans originated and sold (the gain percentage) increased to 4.0% in this year’s fourth quarter compared with 3.6% in the fourth quarter of fiscal 2006. Over the long-term, we expect our gain percentage to be in the range of 3.5% to 4.5%. We were at or below the lower end of this range throughout fiscal 2006. Our gain percentage began returning to more normalized levels last summer, coincident with the general stabilization in our funding costs.

SG&A. The SG&A ratio increased 10 basis points to 10.7% from 10.6% in the fourth quarter of fiscal 2006. As expected, we had significantly higher pre-opening costs in this year’s fourth quarter due to differences in the timing of store openings. In addition, this year’s fourth quarter SG&A expense included an impairment charge of approximately $4.9 million, or 1 cent per share, related to the write down of intangible assets associated with one of our new car franchises. Excluding the impairment loss and assuming pre-opening costs at a level similar to the prior year, we estimate the SG&A ratio would have declined approximately 30 basis points versus last year’s fourth quarter.

As previously reported, we adopted the new accounting rules for stock-based compensation in the first quarter of fiscal 2007, and results for the prior year were restated to enhance comparability. We recognized $6.5 million, or 2 cents per share, of share-based compensation in the fourth quarter of fiscal 2007, $5.9 million of which was included in SG&A, compared with $6.1 million, or 2 cents per share, in last year’s fourth quarter, all of which was included in SG&A.

Superstore Openings. We opened four stores during the fourth quarter: a standard superstore in Fresno; satellite superstores in Austin and East Haven; and a satellite superstore in Charlottesville, Va., which was our first entry into a small market. We adjusted our store footprint, inventory level, and staffing model in Charlottesville to accommodate the expected smaller aggregate sales opportunity in this market. We believe this store will help us better understand our long-term opportunities in smaller markets, as well as having possible application in larger markets in fill-in situations or where real estate availability is constrained. For the fiscal year, we opened a total of ten superstores, including five standard and five satellite superstores, expanding our store base by 15%.

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CarMax, Inc.

Supplemental Financial Information

Sales Components
(in millions)	Three Months Ended February 28 (1)				Fiscal Years Ended February 28 (1)
	2007	2006	Change		2007	2006	Change
Used vehicle sales	$1,507.4	$1,243.9	21.2%		$5,872.8	$4,771.3	23.1%
New vehicle sales	95.6	103.5	(7.7)%		445.1	502.8	(11.5)%
Wholesale vehicle sales	222.5	223.8	(0.6)%		918.4	778.3	18.0%
Other sales and revenues: Extended service plan revenues Service department sales Third-party finance fees, net	29.3 22.0 6.1	25.1 23.0 4.5	16.5 (4.1) 35.3	% % %	114.4 90.6 24.3	97.9 93.4 16.3	16.9 (3.0) 49.3	% % %
Total other sales and revenues	57.4	52.6	9.1%		229.3	207.6	10.5%
Net sales and operating revenues	$1,882.8	$1,623.8	16.0%		$7,465.7	$6,260.0	19.3%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Changes
	Three Months Ended February 28		Fiscal Years Ended February 28
	2007	2006	2007	2006
Comparable store vehicle sales:
Used vehicle units	12%	(3)%	9%	4%
New vehicle units	(8)%	(3)%	(11)%	1%
Total units	11%	(3)%	8%	4%

Used vehicle dollars	14%	4%	16%	8%
New vehicle dollars	(8)%	(4)%	(12)%	1%
Total dollars	13%	3%	13%	8%

Total vehicle sales:
Used vehicle units	18%	6%	16%	15%
New vehicle units	(8)%	1%	(11)%	1%
Total units	17%	5%	14%	14%

Used vehicle dollars	21%	13%	23%	19%
New vehicle dollars	(8)%	0%	(11)%	2%
Total dollars	19%	12%	20%	17%

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CarMax, Inc.

Retail Vehicle Sales Mix
	Three Months Ended February 28		Fiscal Years Ended February 28
	2007	2006	2007	2006
Vehicle units:
Used vehicles	96%	94%	95%	93%
New vehicles	4	6	5	7
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	94%	92%	93%	90%
New vehicles	6	8	7	10
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended February 28		Fiscal Years Ended February 28
	2007	2006	2007	2006
Used vehicles	86,900	73,449	337,021	289,888
New vehicles	3,953	4,302	18,563	20,901
Wholesale vehicles	50,692	47,191	208,959	179,548

Average Selling Prices
	Three Months Ended February 28		Fiscal Years Ended February 28
	2007	2006	2007	2006
Used vehicles	$17,180	$16,715	$17,249	$16,298
New vehicles	$24,031	$23,848	$23,833	$23,887
Wholesale vehicles	$4,277	$4,590	$4,286	$4,233

Selected Operating Ratios
(in millions)	Three Months Ended February 28				Fiscal Years Ended February 28
	2007	% (1)	2006(2)	% (1)	2007	% (1)	2006(2)	% (1)

Net sales and operating revenues	$1,882.8	100.0%	$1,623.8	100.0%	$7,465.7	100.0%	$6,260.0	100.0%
Gross profit	$240.8	12.8%	$207.2	12.8%	$971.1	13.0%	$790.7	12.6%
CarMax Auto Finance income	$31.7	1.7%	$25.5	1.6%	$132.6	1.8%	$104.3	1.7%
Selling, general, and administrative
expenses	$201.8	10.7%	$171.9	10.6%	$776.2	10.4%	$674.4	10.8%
Operating profit (EBIT) (3)	$70.7	3.8%	$60.8	3.7%	$327.5	4.4%	$220.7	3.5%
Net earnings	$42.1	2.2%	$36.7	2.3%	$198.6	2.7%	$134.2	2.1%
(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Restated to reflect the adoption of SFAS 123R.
(3)	Operating profit equals earnings before interest and income taxes.

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CarMax, Inc.

Gross Profit
	Three Months Ended February 28				Fiscal Years Ended February 28
	2007		2006		2007		2006
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$1,826	10.5%	$1,810	10.7%	$1,903	10.9%	$1,808	11.0%
New vehicle gross profit	$1,172	4.8%	$899	3.7%	$1,169	4.9%	$934	3.9%
Wholesale vehicle gross profit	$805	18.4%	$865	18.2%	$742	16.9%	$700	16.1%
Other gross profit	$404	64.0%	$380	56.2%	$431	66.8%	$391	58.5%
Total gross profit	$2,651	12.8%	$2,665	12.8%	$2,731	13.0%	$2,544	12.6%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

Earnings Highlights
(in millions except per share data)	Three Months Ended February 28			Fiscal Years Ended February 28
	2007	2006(1)	Change	2007	2006(1)	Change
Net earnings	$42.1	$36.7	14.9%	$198.6	$134.2	48.0%
Weighted average shares outstanding (2)	219.8	213.3	3.0%	216.7	212.8	1.8%
Net earnings per share (2)	$0.19	$0.17	11.8%	$0.92	$0.63	46.0%

(1)	Restated to reflect the adoption of SFAS 123R.
(2)	Share and per share amounts are presented on a fully diluted basis and have been adjusted for the effect of the 2-for-1 stock split in March 2007.

Fiscal 2008 Expectations

Superstore Openings and Capital Expenditures. We plan to expand our used car superstore base by approximately 17% in fiscal 2008, opening 13 used car superstores, including 5 standard and 8 satellite superstores. We plan to enter five new markets and expand our presence in six existing markets. The fiscal 2008 store opening plan contains a mix of market sizes, ranging from San Diego, which is our first new larger market in several years, to Omaha and Jackson, Miss.

In fiscal 2008, we also plan to open three additional car buying centers, in the Raleigh, Tampa, and Dallas markets. These sites will expand a test begun in fiscal 2007, when we opened our first car buying center in the Atlanta market. These test stores are part of our longer-term efforts to increase both appraisal traffic and retail vehicle sourcing self-sufficiency.

We currently estimate gross capital expenditures will total approximately $300 million in fiscal 2008. Planned expenditures primarily relate to new store construction and land purchases associated with future year store openings. Compared with the approximately $192 million spent in fiscal 2007, the fiscal 2008 capital spending estimate reflects more real estate purchases for future development in larger, multi-store markets. In addition, the fiscal 2007 capital spending amount was lower than originally projected, due in part to the acquisition of some store sites pursuant to ground lease.

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CarMax, Inc.

Fiscal 2008 Sales. “We currently anticipate comparable store used unit growth for fiscal 2008 in the range of 3% to 9%,” said Folliard. “We also expect wholesale unit sales growth to be consistent with our total used unit sales increase. Total revenues are expected to climb by between 14% and 20%, reflecting our expectations for used unit comp growth, new store openings, a modest increase in used vehicle average selling price, and a continued decline in our new vehicle sales.”

Fiscal 2008 Earnings Per Share. “We currently anticipate fiscal 2008 earnings per share in the range of $1.03 to $1.14, representing EPS growth in the range of 12% to 24%,” said Folliard. “We expect modest improvement in both used vehicle and wholesale gross profits per unit in fiscal 2008, as we continue to refine and improve our car-buying processes.

“We expect CAF income to increase modestly, but at a pace slower than anticipated sales growth, primarily reflecting the headwind created by the $13 million of favorable CAF items reported in fiscal 2007,” continued Folliard. “The CAF gain percentage is anticipated to be slightly above the midpoint of our normalized 3.5% to 4.5% range in fiscal 2008, assuming no significant change in the interest rate environment.

“We expect to begin generating SG&A leverage with comparable store used unit sales growth at the midpoint of our expectation range,” said Folliard. “This expectation reflects an increase in planned SG&A spending to support strategic, operational, and Internet initiatives, as well as an increase in pre-opening costs for the larger number of planned store openings.

“Our effective tax rate for fiscal 2008 is expected to be similar to the fiscal 2007 rate,” said Folliard. “However, our diluted share count is expected to increase by approximately 3%, reflecting the effects of the recent increase in our stock price and option exercises on the weighted average share calculation.”

First Quarter Fiscal 2008 Earnings Release Date

We currently plan to release first quarter sales and earnings results on Wednesday, June 20, 2007, before the opening of the New York Stock Exchange. We will host a conference call for investors at 9:00 a.m. Eastern time on that date. Information on this conference call will be available on our investor information home page at investor.carmax.com in early June.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. Eastern time today, March 29, 2007. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 4348025. A live webcast of the call will be available on the company’s investor information home page and at www.streetevents.com.

A webcast replay of the call will be available on the company’s investor information home page beginning at approximately 1:00 p.m. Eastern time on March 29, 2007, through April 28, 2007.
A telephone replay also will be available through April 5, 2007, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291.) The conference I.D. for both domestic and international callers is 4348025.

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CarMax, Inc.

About CarMax

CarMax, a Fortune 500 company and one of the Fortune 2007 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 79 used car superstores in 38 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended February 28, 2007, the company retailed 337,021 used cars, which is 95% of the total 355,584 vehicles the company retailed during that period. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

The company cautions readers that the statements contained in this release about the company’s future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following: changes in the general U.S. or regional U.S. economy; intense competition within the company’s industry; significant changes in retail prices for used and new vehicles; a reduction in the availability or the company’s access to sources of inventory; the significant loss of key employees from the company’s store, regional, or corporate management teams; the efficient operation of the company’s information systems; changes in the availability or cost of capital and working capital financing; the company’s ability to acquire suitable real estate; the occurrence of adverse weather events; seasonal fluctuations in the company’s business; the geographic concentration of the company’s superstores; the regulatory environment in which the company operates; the effect of various litigation matters; the effect of new accounting requirements or changes to generally accepted accounting principles; and the occurrence of certain other material events. The company disclaims any intent or obligation to update its forward-looking statements.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2006, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investor.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4489.

Contacts:

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)
	Three Months Ended February 28				Twelve Months Ended February 28

			Restated(2)				Restated(2)
	2007	%(1)	2006	%(1)	2007	%(1)	2006	%(1)

Sales and operating revenues:
Used vehicle sales	$1,507,407	80.1	$1,243,909	76.6	$5,872,816	78.7	$4,771,325	76.2
New vehicle sales	95,565	5.1	103,491	6.4	445,144	6.0	502,805	8.0
Wholesale vehicle sales	222,450	11.8	223,758	13.8	918,408	12.3	778,268	12.4
Other sales and revenues	57,406	3.0	52,616	3.2	229,288	3.1	207,569	3.3
Net sales and operating revenues	1,882,828	100.0	1,623,774	100.0	7,465,656	100.0	6,259,967	100.0
Cost of sales	1,641,995	87.2	1,416,576	87.2	6,494,594	87.0	5,469,253	87.4
Gross profit	240,833	12.8	207,198	12.8	971,062	13.0	790,714	12.6
CarMax Auto Finance income	31,745	1.7	25,461	1.6	132,625	1.8	104,327	1.7
Selling, general, and
administrative expenses	201,835	10.7	171,853	10.6	776,168	10.4	674,370	10.8
Interest expense	924	__	2,094	0.1	5,373	0.1	4,093	0.1
Interest income	230	—	435	—	1,203	—	1,023	—
Earnings before income taxes	70,049	3.7	59,147	3.6	323,349	4.3	217,601	3.5
Provision for income taxes	27,911	1.5	22,474	1.4	124,752	1.7	83,381	1.3
Net earnings	$42,138	2.2	$36,673	2.3	$198,597	2.7	$134,220	2.1

Weighted average common
shares: (3)
Basic	214,482		209,796		212,454		209,270
Diluted	219,828		213,322		216,739		212,846

Net earnings per share: (3)
Basic	$0.20		$0.17		$0.93		$0.64
Diluted	$0.19		$0.17		$0.92		$0.63

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.
(2) Restated to reflect the adoption of SFAS 123R.
(3)	Share and per share amounts have been adjusted for the effect of the 2-for-1 stock split in March 2007.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands)

		Restated(1)
	February 28	February 28
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$19,455	$21,759
Accounts receivable, net	71,413	76,621
Automobile loan receivables held for sale	6,162	4,139
Retained interest in securitized receivables	202,302	158,308
Inventory	836,116	669,700
Prepaid expenses and other current assets	15,068	11,211

Total current assets	1,150,516	941,738

Property and equipment, net	651,850	499,298
Deferred income taxes	40,174	24,576
Other assets	43,033	44,000

TOTAL ASSETS	$1,885,573	$1,509,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$254,895	$188,614
Accrued expenses and other current liabilities	68,885	66,871
Accrued income taxes	23,377	5,598
Deferred income taxes	13,132	23,562
Short-term debt	3,290	463
Current portion of long-term debt	148,443	59,762
Total current liabilities	512,022	344,870

Long-term debt, excluding current portion	33,744	134,787
Deferred revenue and other liabilities	92,432	49,852

TOTAL LIABILITIES	638,198	529,509

SHAREHOLDERS’ EQUITY	1,247,375	980,103

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,885,573	$1,509,612
(1)Restated to reflect the adoption of SFAS 123R.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Twelve Months Ended February 28

		Restated(1)
	2007	2006
Operating Activities:
Net earnings	$198,597	$134,220
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation and amortization	34,551	26,692
Share-based compensation expense	31,826	21,632
Loss (gain) on disposition of assets	88	(764)
Deferred income tax benefit	(14,169)	(19,088)
Impairment of long-lived assets	4,891	__
Net decrease (increase) in:
Accounts receivable, net	5,208	(454)
Automobile loan receivables held for sale, net	(2,023)	18,013
Retained interest in securitized receivables	(43,994)	(10,345)
Inventory	(166,416)	(93,133)
Prepaid expenses and other current assets	(3,857)	1,797
Other assets	(3,924)	(5,975)
Net increase (decrease) in:
Accounts payable, accrued expenses and
other current liabilities, and accrued income taxes	85,633	35,133
Deferred revenue and other liabilities	10,389	9,785
Net cash provided by operating activities	136,800	117,513

Investing Activities:
Capital expenditures	(191,760)	(194,433)
Proceeds from sales of assets	4,569	78,340
Net cash used in investing activities	(187,191)	(116,093)

Financing Activities:
Increase (decrease) in short-term debt, net	2,827	(64,734)
Issuance of long-term debt	64,000	174,929
Payments on long-term debt	(76,362)	(116,993)
Equity issuances, net	35,411	6,035
Excess tax benefits from share-based payment arrangements	22,211	3,978
Net cash provided by financing activities	48,087	3,215

(Decrease) increase in cash and cash equivalents	(2,304)	4,635
Cash and cash equivalents at beginning of year	21,759	17,124
Cash and cash equivalents at end of period	$19,455	$21,759

(1) Restated to reflect the adoption of SFAS 123R.
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